Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2021 Fourth Quarter Results

BATON ROUGE, LA / ACCESSWIRE / January 27, 2022 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended December 31, 2021. Investar reported net income of $6.9 million, or $0.67 per diluted common share, for the fourth quarter of 2021, compared to a net loss of $10.0 million, or $0.95 per diluted common share, for the quarter ended September 30, 2021, and net income of $4.5 million, or $0.42 per diluted common share, for the quarter ended December 31, 2020.

On a non-GAAP basis, core earnings (loss) per diluted common share for the fourth quarter of 2021 were $0.56 compared to ($1.06) for the third quarter of 2021 and $0.39 for the fourth quarter of 2020. Core earnings (loss) exclude certain non-operating items including, but not limited to, gain on sale of investment securities, change in the fair value of equity securities, and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:

“Despite the lingering effects of the pandemic and the impacts of Hurricane Ida on some of our market areas in the third quarter, Investar had a strong finish to 2021, and we are optimistic about the future. We recorded record net income of $6.9 million in the fourth quarter, and continued to see our net interest margin improve as we experienced a further reduction in our cost of deposits and utilized some of our excess liquidity to invest in securities. While the balance of our PPP loans continues to decline, we had organic loan growth of $9.9 million, or 0.5%, during the fourth quarter. We expect loan demand to continue to improve throughout 2022 and anticipate 5% loan growth for the year.

We remain focused on improving our core metrics. We closed an additional branch, located in our Texas market, in the fourth quarter, and are continually evaluating opportunities to improve our branch network efficiency and further reduce costs. While challenges remain, we are identifying opportunities and executing strategies we believe are sustainable and add long-term value for our shareholders.”

Fourth Quarter Highlights

•

Cost of deposits decreased 13 basis points to 0.30% for the quarter ended December 31, 2021 compared to 0.43% for the quarter ended September 30, 2021 and decreased 46 basis points compared to 0.76% for the quarter ended December 31, 2020. Our overall cost of funds decreased 11 and 43 basis points to 0.52% for the quarter ended December 31, 2021 compared to 0.63% and 0.95% for the quarters ended September 30, 2021 and December 31, 2020, respectively.

•	Net interest margin increased to 3.57% for the quarter ended December 31, 2021 compared to 3.44% for the quarter ended September 30, 2021 and 3.55% for the quarter ended December 31, 2020.

•	Deposit mix improved during the fourth quarter of 2021. Noninterest-bearing deposits as a percentage of total deposits increased to 27.6% at December 31, 2021 compared to 25.9% at September 30, 2021 and 23.7% at December 31, 2020. Time deposits as a percentage of total deposits increased slightly to 21.1% at December 31, 2021, compared to 21.0% at September 30, 2021, and decreased compared to 28.4% at December 31, 2020.

•	Total loans decreased $8.6 million, or 0.5% to $1.87 billion at December 31, 2021 compared to $1.88 billion at September 30, 2021. Excluding PPP loans with balances of $23.3 million and $41.9 million at December 31, 2021 and September 30, 2021, respectively, total loans increased $9.9 million, or 0.5% (2% annualized) to $1.85 billion at December 31, 2021 compared to $1.84 billion at September 30, 2021.

•	Owner-occupied commercial real estate loans increased $27.3 million, or 6.3%, to $460.2 million at December 31, 2021 compared to $432.9 million at September 30, 2021.

•	Book value per common share increased to $23.45 at December 31, 2021, or 2.6% (10.4% annualized), compared to $22.85 at September 30, 2021. Tangible book value per common share increased to $19.20 at December 31, 2021, or 3.4% (13.6% annualized), compared to $18.57 at September 30, 2021.

•	Return on average assets improved to 1.06% for the quarter ended December 31, 2021 compared to (1.47)% for the quarter ended September 30, 2021 and 0.78% for the quarter ended December 31, 2020. Core return on average assets also improved to 0.89% for the quarter ended December 31, 2021 compared to (1.63)% for the quarter ended September 30, 2021 and 0.71% for the quarter ended December 31, 2020.

•	Efficiency ratio improved to 60.10% for the quarter ended December 31, 2021 compared to 64.33% for the quarter ended September 30, 2021. Core efficiency ratio also improved to 66.54% for the quarter ended December 31, 2021 compared to 67.17% for the quarter ended September 30, 2021.

Loans

Total loans were $1.87 billion at December 31, 2021, a decrease of $8.6 million, or 0.5%, compared to September 30, 2021, and an increase of $11.7 million, or 0.6%, compared to December 31, 2020.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	12/31/2021	9/30/2021	12/31/2020	$	%	$	%	12/31/2021	12/31/2020
Mortgage loans on real estate
Construction and development	$203,204	$215,247	$206,011	$(12,043)	(5.6)%	$(2,807)	(1.4)%	10.9%	11.1%
1-4 Family	364,307	362,249	339,525	2,058	0.6	24,782	7.3	19.5	18.2
Multifamily	59,570	58,972	60,724	598	1.0	(1,154)	(1.9)	3.2	3.3
Farmland	20,128	21,376	26,547	(1,248)	(5.8)	(6,419)	(24.2)	1.1	1.4
Commercial real estate
Owner-occupied	460,205	432,898	375,421	27,307	6.3	84,784	22.6	24.6	20.2
Nonowner-occupied	436,172	435,575	436,974	597	0.1	(802)	(0.2)	23.3	23.5
Commercial and industrial	310,831	335,008	394,497	(24,177)	(7.2)	(83,666)	(21.2)	16.6	21.2
Consumer	17,595	19,333	20,619	(1,738)	(9.0)	(3,024)	(14.7)	0.9	1.1
Total loans	1,872,012	1,880,658	1,860,318	(8,646)	(0.5)%	11,694	0.6%	100%	100%
Loans held for sale	620	300	—	320	106.7	620	—
Total gross loans	$1,872,632	$1,880,958	$1,860,318	$(8,326)	(0.4)%	$12,314	0.7%

In the second quarter of 2020, the Bank began participating as a lender in the Paycheck Protection Program (“PPP”) as established by the CARES Act. The PPP loans are generally 100% guaranteed by the Small Business Administration (“SBA”), have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At December 31, 2021, the balance of the Bank’s PPP loans, which is included in the commercial and industrial portfolio, was $23.3 million, compared to $41.9 million at September 30, 2021 and $94.5 million at December 31, 2020. Eighty-seven percent of the total number of PPP loans we have originated have principal balances of $150,000 or less. At December 31, 2021, approximately 86% of the total balance of PPP loans originated has been forgiven by the SBA or paid off by the customer.

On April 1, 2021, we completed the acquisition of Cheaha Financial Group, Inc. (“Cheaha”) and its wholly-owned subsidiary, Cheaha Bank, in Oxford, Alabama. Excluding loans acquired from Cheaha on April 1, 2021 with an aggregate balance of $96.3 million and $110.1 million at December 31, 2021 and September 30, 2021, respectively, and PPP loans with a total balance of $23.3 million ($0.3 million acquired from Cheaha), $41.9 million ($1.4 million acquired from Cheaha), and $94.5 million at December 31, 2021, September 30, 2021, and December 31, 2020, respectively, total loans increased $22.5 million, or 1.3% (5.2% annualized), compared to September 30, 2021 and decreased $13.2 million, or 0.7%, compared to December 31, 2020.

At December 31, 2021, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $771.0 million, an increase of $3.1 million, or 0.4%, compared to the business lending portfolio of $767.9 million at September 30, 2021, and an increase of $1.1 million, or 0.1%, compared to the business lending portfolio of $769.9 million at December 31, 2020. The increase in the business lending portfolio compared to September 30, 2021 and December 31, 2020 is primarily driven by loan growth in owner-occupied commercial real estate as we remain focused on relationship banking and growing our commercial loan portfolios. The increases due to loan growth in owner-occupied commercial real estate were partially offset by forgiveness of PPP loans, reflected in the commercial and industrial portfolio. Excluding all PPP loans and other business lending portfolio loans acquired from Cheaha of $16.9 million and $17.9 million at December 31, 2021 and September 30, 2021, respectively, Investar’s total adjusted business lending portfolio was $730.8 million, an increase of $22.7 million, or 3.2%, compared to the adjusted business lending portfolio of $708.1 million at September 30, 2021, and an increase of $55.4 million, or 8.2%, compared to the adjusted business lending portfolio of $675.4 million at December 31, 2020.

Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 5.6% of our total portfolio, or 5.4% excluding PPP loans, at December 31, 2021, compared to 5.5% of our total portfolio, or 5.2% excluding PPP loans, at September 30, 2021 and 6.6% of our total portfolio, or 5.7% excluding PPP loans, at December 31, 2020 as shown in the table below.

Industry	Percentage of Loan Portfolio December 31, 2021	Percentage of Loan Portfolio December 31, 2021 (excluding PPP loans)	Percentage of Loan Portfolio September 30, 2021	Percentage of Loan Portfolio September 30, 2021 (excluding PPP loans)	Percentage of Loan Portfolio December 31, 2020	Percentage of Loan Portfolio December 31, 2020 (excluding PPP loans)
Oil and gas	2.2%	2.1%	2.6%	2.4%	3.3%	2.6%
Food services	2.3	2.2	1.8	1.6	2.5	2.3
Hospitality	0.5	0.5	0.5	0.5	0.4	0.4
Entertainment	0.6	0.6	0.6	0.7	0.4	0.4
Total	5.6%	5.4%	5.5%	5.2%	6.6%	5.7%

Credit Quality

Nonperforming loans were $29.5 million, or 1.58% of total loans, at December 31, 2021, a decrease of $3.4 million compared to $32.9 million, or 1.75% of total loans, at September 30, 2021, and an increase of $15.7 million compared to $13.8 million, or 0.74% of total loans, at December 31, 2020. The increase in nonperforming loans compared to December 31, 2020 is mainly attributable to one loan relationship, discussed further below, which added $15.5 million to the balance of nonperforming loans at December 31, 2021. Included in nonperforming loans are acquired loans with a balance of $4.0 million at December 31, 2021, or 14% of nonperforming loans.

The allowance for loan losses was $20.9 million, or 70.6% and 1.11% of nonperforming and total loans, respectively, at December 31, 2021, compared to $20.6 million, or 62.4% and 1.09%, respectively, at September 30, 2021, and $20.4 million, or 147.3% and 1.09%, respectively, at December 31, 2020.

The provision for loan losses was $0.7 million for the quarter ended December 31, 2021 compared to $21.7 million and $2.4 million for the quarters ended September 30, 2021 and December 31, 2020, respectively. The provision for loan losses for the quarter ended September 30, 2021 includes an impairment charge of $21.6 million related to a loan relationship with related borrowers (collectively, the “Borrower”) consisting of multiple loans that are secured by various types of collateral. As a result of Hurricane Ida, which made landfall in Louisiana as a category 4 hurricane on August 29, 2021, the Borrower’s business operations were disrupted causing a significant reduction in value of some of the collateral supporting the loan relationship, including real estate, inventory, and equipment.

In the third quarter of 2021, Investar instituted a 90-day deferral program for customers who were impacted by Hurricane Ida. Since then, the Bank has provided payment deferrals on approximately $50 million of loans. Virtually all of those loans deferred have now resumed normal payments. At December 31, 2021, Investar had approximately $2.4 million, or 0.1% of the total loan portfolio, on a 90-day deferral plan.

Deposits

Total deposits at December 31, 2021 were $2.12 billion, a decrease of $183.4 million, or 8.0%, compared to $2.30 billion at September 30, 2021, and an increase of $232.4 million, or 12.3%, compared to $1.89 billion at December 31, 2020. During the year ended December 31, 2021, the Bank utilized brokered deposits to satisfy the required borrowings under its interest rate swap agreements, due to more favorable pricing. In the third quarter of 2021, the Company terminated multiple swap agreements, the borrowings for which matured in October 2021. Therefore, the Company had no brokered deposits at December 31, 2021, which drove the decrease in deposits compared to September 30, 2021. Investar acquired approximately $207.0 million in deposits from Cheaha at the time of acquisition on April 1, 2021. The remaining increase, compared to December 31, 2020, is due to organic growth.

The COVID-19 pandemic has created a significant amount of excess liquidity in the market, and, as a result, we have experienced large increases in both noninterest and interest-bearing demand deposits, and in money market deposit accounts and savings accounts compared to December 31, 2020. These increases were primarily driven by reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in PPP borrowers’ deposit accounts. We believe these factors may be temporary depending on the future economic effects of the COVID-19 pandemic.

Our deposit mix continues to improve and reflects our consistent focus on relationship banking and growing our commercial relationships, as well as the effects of the pandemic on consumer and business spending. Compared to the quarter ended December 31, 2020, noninterest-bearing deposits as a percentage of total deposits has increased while time deposits as a percentage of total deposits has decreased. Management made a strategic decision to either reprice or run-off higher yielding time deposits and other interest-bearing deposit products during 2020 and 2021, which has contributed to our decreasing cost of deposits compared to the quarters ended September 30, 2021 and December 31, 2020.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	12/31/2021	9/30/2021	12/31/2020	$	%	$	%	12/31/2021	12/31/2020
Noninterest-bearing demand deposits	$585,465	$597,452	$448,230	$(11,987)	(2.0)%	$137,235	30.6%	27.6%	23.7%
Interest-bearing demand deposits	650,868	658,743	496,745	(7,875)	(1.2)	154,123	31.0	30.7	26.3
Brokered deposits	—	125,016	80,017	(125,016)	(100.0)	(80,017)	(100.0)	—	4.2
Money market deposit accounts	255,501	264,846	186,307	(9,345)	(3.5)	69,194	37.1	12.1	9.9
Savings accounts	180,837	174,953	141,134	5,884	3.4	39,703	28.1	8.5	7.5
Time deposits	447,595	482,631	535,391	(35,036)	(7.3)	(87,796)	(16.4)	21.1	28.4
Total deposits	$2,120,266	$2,303,641	$1,887,824	$(183,375)	(8.0)%	$232,442	12.3%	100.0%	100.0%

Net Interest Income

Net interest income for the fourth quarter of 2021 totaled $21.5 million, a decrease of $0.1 million, or 0.4%, compared to the third quarter of 2021, and an increase of $2.3 million, or 12.1%, compared to the fourth quarter of 2020. Included in net interest income for the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020 is $0.2 million, $0.3 million, and $0.2 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020 are interest recoveries of $0.1 million, $0.2 million, and $10,000, respectively.

Investar’s net interest margin was 3.57% for the quarter ended December 31, 2021, compared to 3.44% for the quarter ended September 30, 2021 and 3.55% for the quarter ended December 31, 2020. The increase in net interest margin for the quarter ended December 31, 2021 compared to the quarter ended September 30, 2021 was driven by a decrease in the cost of deposits. The increase in net interest margin for the quarter ended December 31, 2021 compared to December 31, 2020 was also driven by a decrease in the cost of the deposits, which decreased 46 basis points. However, the benefit of our reduced cost of deposits was largely offset by excess liquidity. The average balance of interest-bearing balances with banks for the quarter ended December 31, 2021, as shown on our net interest margin table, increased $168.6 million compared to the quarter ended December 31, 2020, and resulted in downward pressure of 26 basis points on the net interest margin.

The yield on interest-earning assets was 3.95% for the quarter ended December 31, 2021, compared to 3.91% for the quarter ended September 30, 2021 and 4.26% for the quarter ended December 31, 2020. The increase in the yield on interest-earning assets compared to the quarter ended September 30, 2021 was driven by a 25 basis point increase in the yield on taxable securities, partially offset by an 11 basis point decrease in the yield on our loan portfolio. The decrease in the yield on interest-earning assets compared to the quarter ended December 31, 2020 was driven by excess liquidity, discussed above. In response to the pandemic, during March 2020, the Federal Reserve reduced the federal funds rate 150 basis points to 0 to 0.25 percent, which has affected the yields that we earn on our interest-earning assets. In addition, the PPP loans originated have a contractual interest rate of 1% and origination fees based on the loan amount, which impacts the yield on our loan portfolio.

Exclusive of PPP loans, which had an average balance of $33.2 million and related interest and fee income of $1.0 million for the quarter ended December 31, 2021, compared to an average balance of $58.5 million and related interest and fee income of $1.3 million for the quarter ended September 30, 2021 and an average balance of $106.6 million and related interest and fee income of $1.1 million for the quarter ended December 31, 2020, adjusted net interest margin was 3.46% for the quarter ended December 31, 2021, compared to an adjusted net interest margin of 3.31% for the quarter ended September 30, 2021 and 3.53% for the quarter ended December 31, 2020. Included in PPP interest and fee income for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020 is $0.8 million, $1.0 million, and $0.4 million, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans prior to maturity. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, all discussed above, adjusted net interest margin increased to 3.38% for the quarter ended December 31, 2021, compared to 3.21% for the quarter ended September 30, 2021, and decreased compared to 3.45% for the quarter ended December 31, 2020. The adjusted yield on interest-earning assets was 3.76% for the quarter ended December 31, 2021 compared to 3.67% and 4.16% for the quarters ended September 30, 2021 and December 31, 2020, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased 13 basis points to 0.30% for the quarter ended December 31, 2021 compared to 0.43% for the quarter ended September 30, 2021 and decreased 46 basis points compared to 0.76% for the quarter ended December 31, 2020. The decrease in the cost of deposits compared to the quarters ended September 30, 2021 and December 31, 2020 reflects the decrease in rates paid for all categories of interest-bearing deposits.

The overall costs of funds for the quarter ended December 31, 2021 decreased 11 basis points to 0.52% compared to 0.63% for the quarter ended September 30, 2021 and decreased 43 basis points compared to 0.95% for the quarter ended December 31, 2020. The decrease in the cost of funds for the quarter ended December 31, 2021 compared to the quarters ended September 30, 2021 and December 31, 2020 resulted from both lower cost of deposits and lower average balances of short-term borrowings, the costs of which are driven by the Federal Reserve’s federal funds rates.

Noninterest Income

Noninterest income for the fourth quarter of 2021 totaled $1.7 million, a decrease of $2.2 million, or 57.1%, compared to the third quarter of 2021 and a decrease of $2.0 million, or 54.3%, compared to the fourth quarter of 2020. The decrease in noninterest income compared to the quarter ended September 30, 2021 was driven by a $1.8 million decrease in swap termination fees and the $0.4 million loss on sale or disposition of fixed assets. Swap termination fees were recorded when we voluntarily terminated a number of our interest rate swap agreements at the end of September 2021. The loss on sale or disposition of fixed assets was recorded when Investar reclassified two branch locations that were closed in 2021, totaling $1.9 million, as other real estate owned. The decrease in noninterest income compared to the quarter ended December 31, 2020 is mainly attributable to a $1.2 million decrease in other operating income and a $0.9 million difference in the fair value of our equity securities. The decrease in other operating income compared to the quarter ended December 31, 2020 was attributable to a $1.1 million decrease in derivative fee income.

Noninterest Expense

Noninterest expense for the fourth quarter of 2021 totaled $13.9 million, a decrease of $2.5 million, or 15.1%, compared to the third quarter of 2021, and a decrease of $0.8 million, or 5.3%, compared to the fourth quarter of 2020. The decrease in noninterest expense for the quarter ended December 31, 2021 compared to the quarter ended September 30, 2021 was driven by a $2.6 million decrease in salaries and employee benefits expense and a $0.4 million decrease in acquisition expense, partially offset by a $0.4 million increase in other operating expenses primarily attributable to the increase in the provision for unfunded loan commitments. The decrease in salaries and employee benefits expense was primarily due to the $1.9 million Employee Retention Credit (“ERC”), which was recognized as a credit to payroll taxes in the quarter ended December 31, 2021. Also included in noninterest expense for the quarter ended December 31, 2021 is $0.1 million of professional fees incurred in connection with the ERC.

The decrease in noninterest expense for the quarter ended December 31, 2021 compared to the quarter ended December 31, 2020 is primarily a result of a $1.5 million decrease in salaries and employee benefits, driven by the $1.9 million ERC discussed above, partially offset by a $0.4 million increase in other operating expenses, also discussed above.

Taxes

Investar recorded income tax expense of $1.6 million for the quarter ended December 31, 2021, which equates to an effective tax rate of 19.1%, a decrease from the effective tax rates of 21.0% for the quarter ended September 30, 2021 and 20.9% for the quarter ended December 31, 2020.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.67 for the quarter ended December 31, 2021, compared to basic and diluted loss per common share of $0.95 for the quarter ended September 30, 2021, and basic and diluted earnings per common share of $0.42 for the quarter ended December 31, 2020.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 33 branch locations serving Louisiana, Texas, and Alabama. At December 31, 2021, the Bank had 343 full-time equivalent employees and total assets of $2.5 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core (loss) earnings before income tax expense,” “core income tax (benefit) expense,” “core (loss) earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic (loss) earnings per share,” and “core (loss) diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding PPP loans, interest income accretion from the acquisition of loans, and interest recoveries. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. In addition, any of the following matters related to the pandemic may impact our financial results in future periods, and such impacts may be material depending on the length and severity of the pandemic and government and societal responses to it:

•	borrowers may default on loans and economic conditions could deteriorate requiring further increases to the allowance for loan losses;

•	demand for our loans and other banking services, and related income and fees, may be reduced; and

•	the value of collateral securing our loans may deteriorate.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•

the ongoing impacts of the COVID-19 pandemic on economic conditions in general and on the Bank’s markets in particular, and on the Bank’s operations and financial results, including but not limited to potential continued higher inflation, and supply and labor constraints;

•	ongoing disruptions in the oil and gas industry due to fluctuations in the price of oil;

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•

our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•

changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing, including potential continued increases in interest rates during 2022;

•

cessation of the one-week and two-month U.S. dollar settings of LIBOR as of December 31, 2021 and announced cessation of the remaining U.S. dollar LIBOR settings after June 30, 2023, and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama; and

•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2021	9/30/2021	12/31/2020	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$23,753	$24,473	$22,977	(2.9)%	3.4%
Total interest expense	2,286	2,925	3,823	(21.8)	(40.2)
Net interest income	21,467	21,548	19,154	(0.4)	12.1
Provision for loan losses	658	21,713	2,400	(97.0)	(72.6)
Total noninterest income	1,681	3,914	3,675	(57.1)	(54.3)
Total noninterest expense	13,912	16,381	14,693	(15.1)	(5.3)
Income (loss) before income taxes	8,578	(12,632)	5,736	167.9	49.5
Income tax expense (benefit)	1,642	(2,648)	1,196	162.0	37.3
Net income (loss)	$6,936	$(9,984)	$4,540	169.5	52.8

AVERAGE BALANCE SHEET DATA
Total assets	$2,595,211	$2,686,712	$2,314,997	(3.4)%	12.1%
Total interest-earning assets	2,385,896	2,482,070	2,147,086	(3.9)	11.1
Total loans	1,885,979	1,923,960	1,838,426	(2.0)	2.6
Total interest-bearing deposits	1,597,556	1,691,318	1,442,711	(5.5)	10.7
Total interest-bearing liabilities	1,734,170	1,830,240	1,594,127	(5.2)	8.8
Total deposits	2,200,718	2,272,715	1,900,974	(3.2)	15.8
Total stockholders’ equity	241,465	254,616	242,562	(5.2)	(0.5)

PER SHARE DATA
Earnings:
Basic earnings (loss) per common share	$0.67	$(0.95)	$0.42	170.5%	59.5%
Diluted earnings (loss) per common share	0.67	(0.95)	0.42	170.5	59.5
Core Earnings(1):
Core basic earnings (loss) per common share(1)	0.56	(1.06)	0.39	152.8	43.6
Core diluted earnings (loss) per common share(1)	0.56	(1.06)	0.39	152.8	43.6
Book value per common share	23.45	22.85	22.93	2.6	2.3
Tangible book value per common share(1)	19.20	18.57	19.89	3.4	(3.5)
Common shares outstanding	10,343,494	10,343,416	10,608,869	0.0	(2.5)
Weighted average common shares outstanding - basic	10,343,467	10,398,787	10,621,763	(0.5)	(2.6)
Weighted average common shares outstanding - diluted	10,413,713	10,398,787	10,642,908	0.1	(2.2)

PERFORMANCE RATIOS
Return on average assets	1.06%	(1.47)%	0.78%	172.1%	35.9%
Core return on average assets(1)	0.89	(1.63)	0.71	154.6	25.4
Return on average equity	11.40	(15.56)	7.45	173.3	53.0
Core return on average equity(1)	9.59	(17.20)	6.80	155.8	41.0
Net interest margin	3.57	3.44	3.55	3.8	0.6
Net interest income to average assets	3.28	3.18	3.29	3.1	(0.3)
Noninterest expense to average assets	2.13	2.42	2.52	(12.0)	(15.5)
Efficiency ratio(2)	60.10	64.33	64.36	(6.6)	(6.6)
Core efficiency ratio(1)	66.54	67.17	65.29	(0.9)	1.9
Dividend payout ratio	11.94	(8.42)	15.48	241.8	(22.9)
Net charge-offs to average loans	0.02	1.12	0.06	(98.2)	(66.7)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2021	9/30/2021	12/31/2020	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	1.28%	1.25%	0.62%	2.4%	106.5%
Nonperforming loans to total loans	1.58	1.75	0.74	(9.7)	113.5
Allowance for loan losses to total loans	1.11	1.09	1.09	1.8	1.8
Allowance for loan losses to nonperforming loans	70.59	62.44	147.27	13.1	(52.1)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	9.65%	8.77%	10.48%	10.0%	(7.9)%
Tangible equity to tangible assets(1)	8.04	7.24	9.22	11.0	(12.8)
Tier 1 leverage ratio	8.12	7.60	9.49	6.8	(14.4)
Common equity tier 1 capital ratio(2)	9.45	9.25	11.02	2.2	(14.2)
Tier 1 capital ratio(2)	9.90	9.71	11.36	2.0	(12.9)
Total capital ratio(2)	12.99	12.82	14.71	1.3	(11.7)
Investar Bank:
Tier 1 leverage ratio	9.60	8.99	10.47	6.8	(8.3)
Common equity tier 1 capital ratio(2)	11.72	11.50	12.53	1.9	(6.5)
Tier 1 capital ratio(2)	11.72	11.50	12.53	1.9	(6.5)
Total capital ratio(2)	12.75	12.53	13.62	1.8	(6.4)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for December 31, 2021.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
ASSETS
Cash and due from banks	$38,601	$45,404	$25,672
Interest-bearing balances due from other banks	57,940	304,587	9,696
Federal funds sold	500	500	—
Cash and cash equivalents	97,041	350,491	35,368

Available for sale securities at fair value (amortized cost of $356,639, $274,312, and $263,913, respectively)	355,509	274,387	268,410
Held to maturity securities at amortized cost (estimated fair value of $10,727, $11,936, and $12,649, respectively)	10,255	11,407	12,434
Loans held for sale	620	300	—
Loans, net of allowance for loan losses of $20,859, $20,567, and $20,363, respectively	1,851,153	1,860,091	1,839,955
Other equity securities	16,803	16,783	16,599
Bank premises and equipment, net of accumulated depreciation of $19,149, $18,579, and $15,830, respectively	58,080	61,619	56,303
Other real estate owned, net	2,653	635	663
Accrued interest receivable	11,355	11,732	12,969
Deferred tax asset	2,239	1,493	1,360
Goodwill and other intangible assets, net	44,036	44,283	32,232
Bank-owned life insurance	51,074	50,767	38,908
Other assets	12,385	12,060	5,980
Total assets	$2,513,203	$2,696,048	$2,321,181

LIABILITIES
Deposits
Noninterest-bearing	$585,465	$597,452	$448,230
Interest-bearing	1,534,801	1,706,189	1,439,594
Total deposits	2,120,266	2,303,641	1,887,824
Advances from Federal Home Loan Bank	78,500	78,500	120,500
Repurchase agreements	5,783	6,580	5,653
Subordinated debt	42,989	42,966	42,897
Junior subordinated debt	8,384	8,352	5,949
Accrued taxes and other liabilities	14,683	19,685	15,074
Total liabilities	2,270,605	2,459,724	2,077,897

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,343,494, 10,343,416, and 10,608,869 shares issued and outstanding, respectively	10,343	10,344	10,609
Surplus	154,932	154,527	159,485
Retained earnings	76,160	70,054	71,385
Accumulated other comprehensive income	1,163	1,399	1,805
Total stockholders’ equity	242,598	236,324	243,284
Total liabilities and stockholders’ equity	$2,513,203	$2,696,048	$2,321,181

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
INTEREST INCOME
Interest and fees on loans	$22,248	$23,220	$21,712	$90,230	$87,365
Interest on investment securities	1,291	1,021	1,107	4,500	5,613
Other interest income	214	232	158	812	816
Total interest income	23,753	24,473	22,977	95,542	93,794

INTEREST EXPENSE
Interest on deposits	1,217	1,854	2,750	7,487	15,376
Interest on borrowings	1,069	1,071	1,073	4,241	4,884
Total interest expense	2,286	2,925	3,823	11,728	20,260
Net interest income	21,467	21,548	19,154	83,814	73,534

Provision for loan losses	658	21,713	2,400	22,885	11,160
Net interest income (loss) after provision for loan losses	20,809	(165)	16,754	60,929	62,374

NONINTEREST INCOME
Service charges on deposit accounts	674	650	500	2,422	1,917
Gain on sale of investment securities, net	—	—	—	2,321	2,289
Loss on sale or disposition of fixed assets, net	(406)	—	(33)	(408)	(38)
Loss (gain) on sale of other real estate owned, net	—	—	(14)	(5)	12
Swap termination fee income	—	1,835	—	1,835	—
Gain on sale of loans	80	73	—	199	—
Servicing fees and fee income on serviced loans	37	38	78	204	379
Interchange fees	527	504	385	1,920	1,414
Income from bank owned life insurance	308	304	237	1,146	894
Change in the fair value of equity securities	10	48	877	214	268
Other operating income	451	462	1,645	2,194	4,961
Total noninterest income	1,681	3,914	3,675	12,042	12,096
Income before noninterest expense	22,490	3,749	20,429	72,971	74,470

NONINTEREST EXPENSE
Depreciation and amortization	1,240	1,264	1,185	4,988	4,570
Salaries and employee benefits	7,146	9,770	8,625	35,527	33,378
Occupancy	778	662	565	2,753	2,236
Data processing	678	715	774	3,112	3,069
Marketing	106	57	135	275	333
Professional fees	467	382	353	1,585	1,519
Acquisition expenses	—	446	4	2,448	1,062
Other operating expenses	3,497	3,085	3,052	12,374	10,964
Total noninterest expense	13,912	16,381	14,693	63,062	57,131
Income (loss) before income tax expense (benefit)	8,578	(12,632)	5,736	9,909	17,339
Income tax expense (benefit)	1,642	(2,648)	1,196	1,909	3,450
Net income (loss)	$6,936	$(9,984)	$4,540	$8,000	$13,889

EARNINGS PER SHARE
Basic earnings (loss) per common share	$0.67	$(0.95)	$0.42	$0.77	$1.27
Diluted earnings (loss) per common share	0.67	(0.95)	0.42	0.76	1.27
Cash dividends declared per common share	0.08	0.08	0.07	0.31	0.25

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,885,979	$22,248	4.68%	$1,923,960	$23,220	4.79%	$1,838,426	$21,712	4.70%
Securities:
Taxable	287,692	1,156	1.59	262,751	892	1.35	265,068	965	1.45
Tax-exempt	20,267	135	2.63	18,499	129	2.76	20,265	142	2.78
Interest-bearing balances with banks	191,958	214	0.44	276,860	232	0.33	23,327	158	2.68
Total interest-earning assets	2,385,896	23,753	3.95	2,482,070	24,473	3.91	2,147,086	22,977	4.26
Cash and due from banks	47,384			38,511			30,353
Intangible assets	44,156			44,040			32,329
Other assets	139,064			142,608			124,377
Allowance for loan losses	(21,289)			(20,517)			(19,148)
Total assets	$2,595,211			$2,686,712			$2,314,997

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$939,789	$413	0.17%	$901,146	$599	0.26%	$667,793	$750	0.45%
Brokered deposits	16,405	2	0.04	112,601	264	0.93	77,897	179	0.92
Savings deposits	178,751	43	0.09	173,971	67	0.15	140,141	87	0.25
Time deposits	462,611	759	0.65	503,600	924	0.73	556,880	1,734	1.24
Total interest-bearing deposits	1,597,556	1,217	0.30	1,691,318	1,854	0.43	1,442,711	2,750	0.76
Short-term borrowings	6,772	4	0.22	9,136	5	0.21	24,090	39	0.63
Long-term debt	129,842	1,065	3.26	129,786	1,066	3.26	127,326	1,034	3.23
Total interest-bearing liabilities	1,734,170	2,286	0.52	1,830,240	2,925	0.63	1,594,127	3,823	0.95
Noninterest-bearing deposits	603,162			581,397			458,263
Other liabilities	16,414			20,459			20,045
Stockholders’ equity	241,465			254,616			242,562
Total liability and stockholders’ equity	$2,595,211			$2,686,712			$2,314,997
Net interest income/net interest margin		$21,467	3.57%		$21,548	3.44%		$19,154	3.55%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the twelve months ended
	December 31, 2021			December 31, 2020
		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,902,070	$90,230	4.74%	$1,786,302	$87,365	4.89%
Securities:
Taxable	275,963	3,948	1.43	255,405	4,927	1.93
Tax-exempt	20,259	552	2.73	25,024	686	2.74
Interest-bearing balances with banks	176,349	812	0.46	42,852	816	1.90
Total interest-earning assets	2,374,641	95,542	4.02	2,109,583	93,794	4.45
Cash and due from banks	39,262			27,768
Intangible assets	41,299			32,190
Other assets	138,096			119,994
Allowance for loan losses	(20,704)			(15,272)
Total assets	$2,572,594			$2,274,263

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$858,660	$2,398	0.28%	$612,000	$3,535	0.58%
Brokered deposits	77,432	715	0.92	20,308	177	0.87
Savings deposits	168,194	247	0.15	129,211	401	0.31
Time deposits	508,954	4,127	0.81	640,549	11,263	1.76
Total interest-bearing deposits	1,613,240	7,487	0.46	1,402,068	15,376	1.10
Short-term borrowings	9,323	19	0.20	65,323	710	1.09
Long-term debt	129,318	4,222	3.26	128,163	4,174	3.26
Total interest-bearing liabilities	1,751,881	11,728	0.67	1,595,554	20,260	1.27
Noninterest-bearing deposits	553,083			418,240
Other liabilities	18,852			19,805
Stockholders’ equity	248,778			240,664
Total liability and stockholders’ equity	$2,572,594			$2,274,263
Net interest income/net interest margin		$83,814	3.53%		$73,534	3.49%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST ACCRETION, RECOVERIES AND ACCELERATED PPP INCOME
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,885,979	$22,248	4.68%	$1,923,960	$23,220	4.79%	$1,838,426	$21,712	4.70%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		812			1,001			361
Interest recoveries		119			187			10
Accretion		211			298			163
Adjusted loans	1,885,979	21,106	4.44	1,923,960	21,734	4.48	1,838,426	21,178	4.58
Securities:
Taxable	287,692	1,156	1.59	262,751	892	1.35	265,068	965	1.45
Tax-exempt	20,267	135	2.63	18,499	129	2.76	20,265	142	2.78
Interest-bearing balances with banks	191,958	214	0.44	276,860	232	0.33	23,327	158	2.68
Adjusted interest-earning assets	2,385,896	22,611	3.76	2,482,070	22,987	3.67	2,147,086	22,443	4.16

Total interest-bearing liabilities	1,734,170	2,286	0.52	1,830,240	2,925	0.63	1,594,127	3,823	0.95

Adjusted net interest income/adjusted net interest margin		$20,325	3.38%		$20,062	3.21%		$18,620	3.45%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR PPP LOANS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,885,979	$22,248	4.68%	$1,923,960	$23,220	4.79%	$1,838,426	$21,712	4.70%
Adjustments:
PPP loans	33,182	975	11.69	58,481	1,309	8.88	106,646	1,064	3.97
Adjusted loans	1,852,797	21,273	4.56	1,865,479	21,911	4.66	1,731,780	20,648	4.74
Securities:
Taxable	287,692	1,156	1.59	262,751	892	1.35	265,068	965	1.45
Tax-exempt	20,267	135	2.63	18,499	129	2.76	20,265	142	2.78
Interest-bearing balances with banks	191,958	214	0.44	276,860	232	0.33	23,327	158	2.68
Adjusted interest-earning assets	2,352,714	22,778	3.84	2,423,589	23,164	3.79	2,040,440	21,913	4.27

Total interest-bearing liabilities	1,734,170	2,286	0.52	1,830,240	2,925	0.63	1,594,127	3,823	0.95

Adjusted net interest income/adjusted net interest margin		$20,492	3.46%		$20,239	3.31%		$18,090	3.53%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
Tangible common equity
Total stockholders’ equity	$242,598	$236,324	$243,284
Adjustments:
Goodwill	40,088	40,088	28,144
Core deposit intangible	3,848	4,095	3,988
Trademark intangible	100	100	100
Tangible common equity	$198,562	$192,041	$211,052
Tangible assets
Total assets	$2,513,203	$2,696,048	$2,321,181
Adjustments:
Goodwill	40,088	40,088	28,144
Core deposit intangible	3,848	4,095	3,988
Trademark intangible	100	100	100
Tangible assets	$2,469,167	$2,651,765	$2,288,949

Common shares outstanding	10,343,494	10,343,416	10,608,869
Tangible equity to tangible assets	8.04%	7.24%	9.22%
Book value per common share	$23.45	$22.85	$22.93
Tangible book value per common share	19.20	18.57	19.89

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		December 31, 2021	September 30, 2021	December 31, 2020
Net interest income	(a)	$21,467	$21,548	$19,154
Provision for loan losses		658	21,713	2,400
Net interest income (loss) after provision for loan losses		20,809	(165)	16,754

Noninterest income	(b)	1,681	3,914	3,675
Loss on sale of other real estate owned, net		—	—	14
Loss on sale or disposition of fixed assets, net		406	—	33
Swap termination fee income		—	(1,835)	—
Change in the fair value of equity securities		(10)	(48)	(877)
Core noninterest income	(d)	2,077	2,031	2,845

Core earnings before noninterest expense		22,886	1,866	19,599

Total noninterest expense	(c)	13,912	16,381	14,693
Acquisition expense		—	(446)	(4)
Severance		(5)	(98)	(26)
PPP incentive		—	—	(200)
Community grant		—	—	(100)
Employee retention credit, net of consulting fees		1,759	—	—
Core noninterest expense	(f)	15,666	15,837	14,363

Core earnings (loss) before income tax expense		7,220	(13,971)	5,236
Core income tax expense (benefit)(1)		1,379	(2,934)	1,092
Core earnings (loss)		$5,841	$(11,037)	$4,144

Core basic earnings (loss) per common share		0.56	(1.06)	0.39

Diluted earnings (loss) per common share (GAAP)		$0.67	$(0.95)	$0.42
Loss on sale of other real estate owned, net		—	—	—
Loss on sale or disposition of fixed assets, net		0.03	—	—
Swap termination fee income		—	(0.14)	—
Change in the fair value of equity securities		—	(0.01)	(0.06)
Acquisition expense		—	0.03	—
Severance		—	0.01	—
PPP incentive		—	—	0.02
Community grant		—	—	0.01
Employee retention credit, net of consulting fees		(0.14)	—	—
Core diluted earnings (loss) per common share		$0.56	$(1.06)	$0.39

Efficiency ratio	(c) / (a+b)	60.10%	64.33%	64.36%
Core efficiency ratio	(f) / (a+d)	66.54%	67.17%	65.29%
Core return on average assets(2)		0.89%	(1.63)%	0.71%
Core return on average equity(2)		9.59%	(17.20)%	6.80%
Total average assets		$2,595,211	$2,686,712	$2,314,997
Total average stockholders’ equity		241,465	254,616	242,562

(1) Core income tax expense (benefit) is calculated using the effective tax rates of 19.1%, 21.0% and 20.9% for the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

(2) Core earnings (loss) used in calculation. No adjustments were made to average assets or average equity.